                                                                    EXHIBIT 12.1


                     TELEHUB COMMUNICATIONS CORPORATION


                     RATIO OF EARNINGS TO FIXED CHARGES



                                                          HISTORICAL                                      PRO FORMA
                                 ------------------------------------------------------------   ---------------------------
                                                                     NINE MONTHS ENDED                           NINE MONTHS
                                 INCEPTION TO     YEAR ENDED           SEPTEMBER 30,              YEAR ENDED        ENDED
                                 DECEMBER 31,    DECEMBER 31,   ------------------------------    DECEMBER 31,    SEPTEMBER
                                     1996            1997           1997            1998            1997           30,1998
                                 ------------    ------------   -------------   --------------   ------------   ------------

EARNINGS
   Income (loss) before
      income taxes............    $(4,488,173)  $(18,092,824)    $(12,160,673)   $(42,330,200)   $(39,330,957)  $(58,258,799)
   Fixed charges..............        204,863      3,674,567        2,110,459      13,771,305      24,912,700     29,699,905
                                  ------------  -------------    ------------   -------------   -------------  -------------
           Total Earnings.....    $(4,283,310)  $(14,418,257)    $(10,050,214)   $(28,558,895)  $(14,418,257)  $(28,558,895)
                                  ============  =============    ============   =============   =============  =============

FIXED CHARGES
   Interest (expensed or
      capitalized)............    $    66,973   $    520,148      $   119,203    $  4,012,602   $ 18,578,184   $ 17,556,129
   Portion of rent expense
      representative of
      interest................         52,515      2,607,544        1,444,381       7,759,566      2,607,544      7,759,566
   Amortization of debt
      discount................         85,375        546,875          546,875       1,999,137      3,726,972      4,384,210
                                  ------------  -------------    ------------   -------------   -------------  -------------
           Total Fixed
              Charges.........    $   204,863   $  3,674,567      $ 2,110,459    $ 13,771,305   $ 24,912,700   $ 29,699,905
                                  ============  =============    ============   =============   =============  =============

RATIO OF EARNINGS TO
   FIXED CHARGES..............        ---            ---              ---            ---             ---            ---
                                  ============  =============    ============   =============   =============  =============
COVERAGE DEFICIENCY...........    $(4,488,173)  $(18,092,824)    $(12,160,673)   $(42,330,200)   $(39,330,957)  $(58,258,799)
                                  ============  =============    ============   =============   =============  =============